Exhibit 10.13

Summary Sheet for Chief Executive Officer Compensation

Base Salary

          The following table sets forth the current base salaries of IntriCon Corporation’s CEO and each of the executive officers who will be named in the Summary Compensation Table incorporated by reference into IntriCon Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005 from the proxy statement that will be filed in connection with the 2006 annual shareholders’ meeting (the “Named Executive Officers”).

Name and Position	Base Salary

Mark S. Gorder, President and Chief Executive Officer	$300,000

Chris Conger, Vice President, Engineering	140,000

Michael Geraci, vice President, Sales	150,000

Dennis Gonsior, Vice President, Global Operations	140,000

William J. Kullback, Chief Financial Officer, Vice President, Treasurer and Secretary	185,000

Bonuses

          The Compensation Committee also approved the 2006 Bonus Plan (the “Bonus Plan”), which is not set forth in a written agreement. Pursuant to the Bonus Plan, each of the Named Executive Officers is eligible to receive a cash bonus based on the Corporation exceeding certain earnings per share target amounts for the fiscal year 2006 (calculated after giving effect to any bonuses accrued under the Bonus Plan). Depending upon the earnings per share target amount, Mr. Gorder is eligible to receive a bonus up to 100% of his base salary and each of the other Named Executive Officers are eligible to receive a bonus up to 50% of their respective base salary.

Plans and Other Arrangements

The Named Executive Officers are also eligible to:

•	Participate in the 2006 Bonus Plan;

•	Participate in the 2001 Stock Option Plan;

•	If approved by shareholders at the 2006 annual meeting, participate in the 2006 Equity Incentive Plan; and

•	Participate in the Company’s broad-based benefit programs generally available to its salaried employees, including health, disability and life insurance programs, and qualified 401(k) plan.